Exhibit 99.1

FOR IMMEDIATE RELEASE

GETTY REALTY CORP. ANNOUNCES AMENDED AND RESTATED

$300 MILLION REVOLVING CREDIT FACILITY

- Extends Maturity, Reduces Interest Rate and Improves Covenant Provisions –

NEW YORK, NY, October 27, 2021 — Getty Realty Corp. (NYSE: GTY) (“Getty” or the “Company”) announced today that the Company entered into a Second Amended and Restated Revolving Credit Agreement (the “Credit Agreement”) with a group of existing and new lenders that amended and extended the Company’s existing $300 million senior unsecured revolving credit facility (the “Revolving Credit Facility”).

The Credit Agreement (i) extends the maturity of the Revolving Credit Facility from March 2022 to October 2025 (with two, 6-month extension options, subject to certain conditions), (ii) reduces the interest rate for borrowings under the Revolving Credit Facility by 20 to 50 basis points (depending on the Company’s consolidated total indebtedness to total asset value ratio) and (iii) amends certain covenant provisions to adhere to those generally applicable to investment grade rated REITs.

The Credit Agreement includes an accordion feature, subject to certain conditions, to increase the revolving commitments or add one or more tranches of term loans up to an additional aggregate amount of $300 million.

"We sincerely appreciate the relationships we have within our bank group and their support of our growth objectives,” said Brian Dickman, Getty’s Chief Financial Officer. “The improved pricing and covenant provisions reflect the stability of our convenience and automotive retail assets, as well as our commitment to maintaining a strong, investment grade balance sheet.”

The Company entered into the Credit Agreement with Bank of America, N.A., as administrative agent, and BofA Securities, Inc., J.P. Morgan Chase Bank, N.A. and KeyBanc Capital Markets as joint lead arrangers.  Other participants were TD Bank, N.A., Capital One, N.A. and Goldman Sachs Bank USA.

As part of this transaction, the Company also entered into amendments to its existing senior unsecured note purchase agreements with each of the lenders thereto in order to conform the financial covenant provisions therein to the corresponding provisions in the Credit Agreement.

About Getty Realty Corp.

Getty Realty Corp. is a publicly traded, net lease REIT specializing in the acquisition, financing and development of convenience, automotive and other single tenant retail real estate.  As of June 30, 2021, the Company’s portfolio included 1,005 freestanding properties located in 35 states across the United States and Washington, D.C.

Contacts:	Brian Dickman	Investor Relations
	Chief Financial Officer	(516) 349-0598
	(646) 349-6000	ir@gettyrealty.com